Exhibit 99.1

SINO FIBRE ANNOUNCES NASD OTCBB TRADING SYMBOL

New York, New York., August 10, 2007 (PRIME NEWSWIRE) – Sino Fibre Communications Corporation (OTCBB: SFBE) announced today that the Company has been given the trading symbol: “SFBE”.

Sino Fibre, CEO, Matt Mecke said, “We are looking forward to trading on the NASD OTC Bulletin Board.” About Sino Fibre: Sino Fibre Communications cooperates with Sino-Con Telecomm Group based in BJ which operates a nationwide fiber optical network that stretches 32,000 kilometers and covers 156 cities a long the coast and across China, Sino Fibre Communications intends to be the exclusive sales and leasing agent for the Sino-Con Telecomm Group Fibre network in China and is positioned to become China's premier provider of low cost fiber optical solutions to international telecommunication companies and large corporations that require Chinese intercity connectivity. Our low cost solutions range from the leasing of intercity dark fiber to providing co-location, broadband transport and IP-centric voice services. Sino Fibre is a Nevada corporation and trades on the NASD OTCBB under the symbol ``SFBE''.  There are currently 16,481,400 fully diluted shares consisting of 3,591,400 free trading and 12,890,000 restricted. The transfer agent is Transfer Online, Inc. of Portland, Oregon.

For Investor Relations, call Dennis Burns. Tel (567) 237-4132 email: dennyburns@stealthpost.com

Statements, which are not historical facts, are forward-looking statements. The Company, through its management makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements.